As filed with the Securities and Exchange Commission on August 30, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGRIA CORPORATION
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12th Floor, Phase 1, Austin Tower
22-26A Austin Avenue, Tsim Sha Tsui, Kowloon
Hong Kong
(852) 2619-0033
(Address of Principal Executive Offices)

AGRIA CORPORATION
2015 SHARE INCENTIVE PLAN
(Full Title of the Plan)

National Corporate Research, Ltd.
10 East 40 Street, 10th Floor, New York, NY 10016
(Name and address of agent for service)

(800) 221-0102
(Telephone number, including area code, including area code)

Copies to:

John Fulton Chief Financial Officer Agria Corporation 12th Floor, Phase 1, Austin Tower 22-26A Austin Avenue, Tsim Sha Tsui, Kowloon (852) 2619-0033	David T. Zhang, Esq. Steve Lin, Esq. c/o Kirkland & Ellis International LLP 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central, Hong Kong (852) 3761-3318

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary shares, par value US$0.0000001	16,614,990	$0.41	$6,812,146	$686

(1)	Represents 16,614,990 ordinary shares issuable pursuant to awards (including the exercise of any options granted) under the Agria Corporation 2015 Share Incentive Plan (the “Plan”). In accordance with Rule 416(a) of the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement will also cover any additional ordinary shares which become issuable under the Plan by reason of any share dividend, share split, recapitalization or similar transaction.

(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act, and is based on the average of the high and low prices ($0.82) of American Depositary Shares, each representing two ordinary shares, as reported on the New York Stock Exchange on August 25, 2016, for the 16,614,990 ordinary shares issuable under the Plan.

TABLE OF CONTENTS

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

SIGNATURES

POWER OF ATTORNEY

EX-5.1 OPINION OF MAPLES AND CALDER

EX-10.1 AGRIA CORPORATION 2015 SHARE INCENTIVE PLAN

EX-23.1 CONSENT OF GHP HORWATH, P.C.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registration Information and Employee Plan Annual Information*

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Agria Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)          The Registrant’s Annual Report on Form 20-F filed on September 22, 2015;

(b)          All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)          The description of ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-33766) filed with the Commission on October 24, 2007, including any amendment and report subsequently filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for any losses, damages, costs and expenses incurred in their capacities as such, unless such liabilities arises through the willful neglect or default of such officer or director.

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

Pursuant to the form of indemnification agreement filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-146785), (the “F-1 Registration Statement”), we agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on August 30, 2016.

AGRIA CORPORATION

By:	/s/ Guanglin Lai
Name: Guanglin Lai
Title: Executive Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints each of Guanglin Lai and John Fulton, each with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Guanglin Lai	Executive Chairman of the Board of Directors
Guanglin Lai	(principal executive officer)	August 30, 2016

/s/ John Fulton	Chief Financial Officer
John Fulton	(principal financial and accounting officer)	August 30, 2016

/s/ Joo Hai Lee
Joo Hai Lee	Independent Director	August 30, 2016

/s/ Sean Shao
Sean Shao	Independent Director	August 30, 2016

/s/ Wah Kwong Tsang
Wah Kwong Tsang	Independent Director	August 30, 2016

/s/ Chiang Sheung Lin
Name: Chiang Sheung Lin Title: Assistant Secretary on behalf of National Corporate Research, Ltd.	Authorized Representative in the United States	August 30, 2016

AGRIA CORPORATION

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.2 from our F-1 registration statement (File No. 333-146785), as amended, initially filed with the Commission on October 18, 2007)

4.1	Form of Deposit Agreement among the Registrant, the owners and holders of American Depositary Shares and The Bank of New York (incorporated by reference to Exhibit 4.3 from our F-1 registration statement (File No. 333-146785), as amended, initially filed with the Commission on October 18, 2007)

5.1*	Opinion of Maples and Calder

10.1*	Agria Corporation 2015 Share Incentive Plan

23.1*	Consent of GHP Horwath, P.C.

23.2*	Consent of Maples and Calder (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

* Filed herewith